EXHIBIT 10.1

10b5-1 STOCK REPURCHASE PLAN

THIS RULE 10b5-1 STOCK REPURCHASE PLAN dated October 12, 2005 (the “Repurchase Plan”), between Reliv International, Inc. (the “Issuer”) and The Seidler Companies, (“Broker”).

WHEREAS, the Issuer’s Board of Directors has determined that it is in the best interests of the Issuer and its shareholders that the Issuer commence a repurchase up to an aggregate of 200,000 shares of its $0.001 par value Common Stock (the “Stock”);

WHEREAS, Issuer’s Board of Directors desires to conduct its share repurchases under the provisions of the safe harbor of the Securities and Exchange Commission’s Rules 10b5-1 and 10b-18;

WHEREAS, the Issuer accordingly desires to establish this Repurchase Plan to effect said repurchases of shares of its Stock; and

WHEREAS, the Issuer desires to engage Broker to effect repurchases of shares of Stock in accordance with this Repurchase Plan.

NOW, THEREFORE, the Issuer and Broker hereby agree as follows:

1. (a) Subject to the Issuer’s continued compliance with Section 2 hereof, Broker shall effect a purchase or purchases (each, a “Purchase”) of up to an aggregate of Two Hundred Thousand (200,000) shares of the Stock (the “Total Plan Shares”) in accordance with Appendix 1.

(b) Purchases may be made in the open market or through privately negotiated transactions. Broker shall comply with the requirements of paragraphs (b)(2), (b)(3) and (b)(4) of Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with Purchases of Stock in the open market pursuant to this Repurchase Plan. The Issuer agrees not to take any action that would cause Purchases not to comply with Rule 10b-18 or Rule 10b5-1.

2. The Issuer shall pay to Broker a commission of six cents ($0.06) per share of Stock repurchased pursuant to this Repurchase Plan. In accordance with Broker’s customary procedures, Broker will deposit shares of Stock repurchased hereunder into an account established by Broker for the Issuer against payment to Broker of the purchase price therefore and commissions and other amounts in respect thereof payable pursuant to this Section. The Issuer will be notified of all transactions pursuant to customary trade confirmations.

3. (a) This Repurchase Plan shall become effective immediately and shall terminate upon the first to occur of the following:

(1) the ending of the Trading Period, as set forth in Appendix 1;

(2) the purchase of the number of Total Plan Shares pursuant to this Repurchase Plan;

(3) the end of the second business day following the date of receipt by Broker of notice of early termination substantially in the form of Appendix 2 hereto, delivered by facsimile, transmitted to (949) 221-9136; Attention: Mr. Kirk Howard, and confirmed by telephone to Mr. Klindt Ginsberg at (949) 399-6406;

(4) the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official or the taking of any corporate action by the Issuer to authorize or commence any of the foregoing;

(5) the public announcement of a tender or exchange offer for the Stock or of a merger, acquisition, recapitalization or other similar business combination or transaction as a result of which the Stock would be exchanged for or converted into cash, securities or other property; or

(6) the failure of the Issuer to comply with Section 2 hereof.

(b) Sections 2 and 13 of this Repurchase Plan shall survive any termination hereof. In addition, the Issuer’s obligation under Section 2 hereof in respect of any shares of Stock purchased prior to any termination hereof shall survive any termination hereof.

4. The Issuer understands that Broker may not be able to effect a Purchase due to a market disruption or a legal, regulatory or contractual restriction or internal policy applicable to Broker or otherwise. If any Purchase cannot be executed as required by Section 1 due to a market disruption, a legal, regulatory or contractual restriction or internal policy applicable to Broker or any other event, such Purchase shall be cancelled and shall not be effected pursuant to this Repurchase Plan.

5. The Issuer represents and warrants, on the date hereof and on the date of any amendment hereto, that: (a) it is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock), (b) it is entering into or amending, as the case may be, this Repurchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or other applicable securities laws and (c) its execution of this Repurchase Plan or any amendment hereto, as the case may be, and the Purchases contemplated hereby do not and will not violate or conflict with the Issuer’s certificate of incorporation or by-laws or, if applicable, any similar constituent document, or any law, rule regulation or agreement binding on or applicable to the Issuer or any of its subsidiaries or any of its or their properties or assets.

6. It is the intent of the parties that this Repurchase Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and Rule 10b-18 under the Exchange Act, and this Repurchase Plan shall be interpreted to comply with the requirements thereof.

7. At the time of the Issuer’s execution of this Repurchase Plan, the Issuer has not entered into a similar agreement with respect to the Stock. The Issuer agrees not to enter into any such agreement while this Repurchase Plan remains in effect.

8. Except as specifically contemplated hereby, the Issuer shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Issuer and the transactions contemplated hereby, including, without limitation, reporting and filing requirements.

9. This Repurchase Plan shall be governed by and construed in accordance with the laws of the State of Missouri and may be modified or amended only by a writing signed by the parties hereto.

10. The Issuer represents and warrants that the transactions contemplated hereby are consistent with the Issuer’s publicly announced stock repurchase program (“Program”) and said Program has been duly authorized by the Issuer’s board of directors.

11. The number of Total Plan Shares, other share amounts and prices, if applicable, set forth in Section 1(a) shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the term of this Repurchase Plan.

12. Except as contemplated by Section 3 (a) (3) of this Repurchase Plan, the Issuer acknowledges and agrees that it does not have authority, influence or control over any Purchase effected by Broker pursuant to his Repurchase Plan and the Issuer will not attempt to exercise any authority, influence or control over any Purchases. Broker agrees not to seek advice from the Issuer with respect to the manner in which it effects Purchases under this Repurchase Plan.

13. The Issuer agrees to indemnify and hold harmless Broker and its affiliates and their officers, directors, employees and representatives against any loss, claim, damage or liability, including legal fees and expenses, arising out of any action or proceeding relating to this Repurchase Plan or any Purchase, except to the extent that any such loss, claim, damage or liability is determined in a non-appealable determination of a court of competent jurisdiction to be solely the result of the indemnified person’s willful misconduct.

14. This Repurchase Plan may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Repurchase Plan as of the date first written above.

BROKER:

By:	/s/ Kirk Howard
Name:	Kirk Howard
Title:	Equity Trader

RELIV INTERNATIONAL, INC.

By:	/s/ Stephen M. Merrick
Name:	Stephen M. Merrick
Title:	Senior Vice-President

APPENDIX 1

TRADING PARAMETERS

Total Plan Shares: 200,000

Trading Period: From and including October 12, 2005, through December 31, 2005

Daily Share Purchase Amount: Lesser of (a) 2,500 shares; (b) Rule 10b-18(b)4 limit (25% of prior 4 weeks’ average daily trading volume); and (c) 33% of current trading day’s volume. The timing of all Share Purchases shall be in strict compliance with the parameters of Rule 10b-18.

Maximum Price: $11.00 per share

Maximum Calendar Month Purchase Amount: $300,000

TRADE ORDER

Subject to Paragraphs 1, 4 and 6 of that certain Rule 10b5-1 Stock Repurchase Plan dated October 12, 2005 (the “Repurchase Plan”) to which this Appendix 1 is attached, each day during the Trading Period on which the NASDAQ National Market Stock Exchange is open for business, Broker shall use its best efforts to effect a purchase or purchases (each, a “Purchase”) of the Daily Share Purchase Amount, such Purchases cumulatively not to exceed the Total Plan Shares and, in no case, will the market price per share, excluding commissions, of any Purchase exceed the Maximum Price. Capitalized terms used but not otherwise defined herein shall have the meaning assigned thereto in the Repurchase Plan.

APPENDIX 2

Request for Early Termination of Repurchase Plan

To: The Seidler Companies:

As of the date hereof, Reliv International, Inc. hereby requests termination of its Rule 10b5-1 Stock Repurchase Plan, dated October 12, 2005, in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws.

IN WITNESS WHEREOF, the undersigned has signed this Request for Early Termination of Repurchase Plan as of the date specified below.

Reliv International, Inc.

By:
	Name:	Date:

Title: